Exhibit 99

January 29, 2004

For Immediate Release:

Contact:  Tara Y. Harrison, Vice President and CFO or

    William E. Doyle, Jr., President and CEO

                                                                                       (434) 970-1100

Guaranty Financial Corporation Reports Record Earnings for 2003, up 10% over Prior Year

Charlottesville, Va. – January 29, 2004—Guaranty Financial Corporation (NASDAQ:GSLC), a bank holding company operating primarily through its wholly owned subsidiary, Guaranty Bank, today reported net income of $1,946,000 ($.97 per diluted share) for the year ended December 31, 2003, representing a 10.4% increase over the prior calendar year and record annual earnings for the history of the Company.  The Company reported net income of $1,763,000 ($.89 per diluted share) for the year ended December 31, 2002.  Return on average assets amounted to 1.01% for the year ended December 31, 2003, compared to 0.84% for the prior year.  Return on average equity was 10.11% and 10.05% for the years ended December 31, 2003 and 2002, respectively.

Net income was $503,000 ($.25 per diluted share) for the quarter ended December 31, 2003, compared with net income of $466,000 ($.23 per diluted share) for the same period last year, a 7.8% increase.   Return on average assets equaled 1.04% and 0.92%, and return on average equity equaled 10.04% and 10.12%, for the quarters ended December 31, 2003 and 2002, respectively.

In December 2003, Guaranty and Union Bankshares Corporation (NASDAQ: UBSH) announced the signing of a definitive merger agreement, which was unanimously approved by each board of directors, pursuant to which Union will acquire Guaranty.  The merger is dependent on certain regulatory approvals, as well as approval by Guaranty shareholders, and is expected to close in the second quarter of 2004.

 “We’re extremely pleased with the accomplishments achieved for the quarter and the full year”, stated William E. Doyle, Jr., President and CEO.  “During the course of the year we completed the remainder of the repositioning priorities intended to strengthen the Company and position it for high performance results in the future.  Record earnings, improved credit quality, continued growth in low cost deposits, and loan growth in the fourth quarter all contribute to the strong momentum we are carrying into 2004.  In joining together with Union Bankshares Corporation, as planned for the second quarter, we’ll have the resources to deliver more products and services to more customers, and will emerge as the bank of choice in our markets”.

Net interest income for the year ended December 31, 2003, was $8.5 million, a 2.1% decrease from $8.7 million reported for the prior year, yet the net interest margin remained strong at 4.75% for the year ended December 31, 2003, representing a 17 basis point increase from 4.58% in the prior year. Factors that contributed to the reduced net interest margin were lower loan and investment balances and lower rates earned on such assets.  These reductions were offset by lower cost of funds.  Average loans outstanding during the most recent year were $159.0 million compared with $166.6 million for the prior year.  The reduced dependence on high cost deposits had a positive impact on the net interest margin, as the average balance of certificates of deposit fell from 52% of total average deposits for the year ended December 31, 2002 to 35% for the year ended December 31, 2003.  The strategic repositioning of the investment portfolio to provide liquidity sacrificed higher yields that otherwise would have been realized by the Company during the year.  The impact of this repositioning was to decrease interest income derived from investments by 69.6%, from $1.2 million for the year ended December 31, 2002 to $366,000 for the year ended December 31, 2003.

-more-

Net interest income for the quarter rose by 1.8%, increasing to $2.2 million from $2.1 million for the same quarter of the previous year.  The Company’s net interest margin improved to 4.89% for the quarter ended December 31, 2003, compared to 4.80% for the same period a year ago.  The cost of interest bearing deposits declined to 0.87% from 1.92% for the same quarter in the previous year, positively impacting the net interest margin.   The yield on loans for the quarter ended December 31, 2003, was 6.12% compared with 6.70% for the same period a year ago.

The provision for loan loss for the year ended December 31, 2003 was $841,000, compared to $100,000 in the previous year.  This additional provision, recorded in the second quarter of 2003, was due to fraudulent activity committed by a commercial borrower, and the Company is actively pursuing recovery.  The provision for loan loss for the quarter ended December 31, 2003 was $30,000, compared to $25,000 for the same period of the previous year.  The Company’s allowance for loan losses currently equals 1.27% of the loan portfolio, which is consistent with other banks in its peer group.  Net loan charge-offs for the quarter ended December 31, 2003 were less than $4,000.  At December 31, 2003, the Company had $92,000 of loans that were 90 days or more past due and still accruing interest, while no loans were considered to be non-accrual. As of December 31, 2002, $2.4 million of loans were considered to be non-accrual.

Fees and other income, including mortgage banking income and the gain on the sale of the Harrisonburg branch, increased year over year by 57.5%, from $2.4 million to $3.9 million.  Mortgage banking income contributed $1.4 million in gain on loan sales for the current calendar year, compared to $999,000 in the previous year.  The gain on the sale of the Harrisonburg branch contributed $986,000, which was realized in the first quarter.  Fees and other income for the quarter ended December 31, 2003, decreased to $503,000 from $666,000 in the same period a year ago, largely due to the decline in mortgage banking income during the later part of the year.

Operating expenses decreased for the year ended December 31, 2003 by $61,000, or 0.7%, which is primarily attributable to lower personnel costs, occupancy costs and FDIC insurance. Operating expenses for the quarter ended December 31, 2003 decreased by 8.6% to $2.0 million from $2.1 million in the same quarter of the prior year, due to the same reasons.

Total assets increased to $199.0 million at December 31, 2003, from $197.1 million at December 31, 2002. From December 31, 2002 to December 31, 2003, net loans outstanding decreased 4.4% from $163.2 million to $156.0 million, as targeted run-off exceeded significant new business added to the portfolio.  Restructuring of the investment portfolio through the sale of corporate bonds has improved liquidity and resulted in small gains.

Demand accounts increased to $62.2 million at December 31, 2003 from $53.5 million at December 31, 2002, due to the Company’s continued emphasis on attracting low-cost deposits.  For the same time periods, money market accounts increased to $45.2 million from $34.4 million.  Despite a reduction of $16.1 million in certificate of deposit balances year over year, total deposits increased to $175.2 million at December 31, 2003, from $171.2 million at the same date a year ago.  The Company had $3 million in borrowings from the Federal Home Loan Bank at December 31, 2003, compared to zero at December 31, 2002.

-more-

Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, risks related to the assimilation of the Company’s operations into Union’s operations following the closing of the merger, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward- looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Guaranty Financial Corporation is the holding company of Guaranty Bank, which operates seven full-service banking offices in the greater Charlottesville area, including the City of Charlottesville and the counties of Albemarle, Nelson and Fluvanna.  Guaranty Bank’s internet address is www.guarantybankva.com.  At December 31, 2003, Guaranty Financial Corporation had total assets of $199.0 million and total deposits of $175.2 million.  Equity capital of $20.2 million represents 10.15% of total assets.  Estimated total regulatory capital for the holding company at December 31, 2003 was $22.2 million or 13.93% of total risk weighted assets.  At December 31, 2003, the holding company’s Tier 1 risk based capital ratio was 12.68% and its leverage ratio was 10.27%.  Book value per share was $10.14 at December 31, 2003.

-more-

Guaranty Financial Corporation

Financial Highlights

($ In Thousands, except per share data)

Balance Sheet Data:

	December 31,
	2003	2002

Total Assets	$ 198,977	$197,061
Investments	19,792	5,417
Loans Receivable, net	156,009	163,250
Deposits	175,184	171,175
FHLB Advances	3,000	-
Stockholders' Equity	20,191	18,607

Average Balance Sheet Data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Total Assets	$196,975	$199,223	$191,996	$209,118
Investments	17,622	6,202	7,114	17,226
Loans Receivable, net	154,831	164,659	158,992	166,634
Deposits	175,519	172,398	167,959	177,538
FHLB Advances	859	587	760	6,136
Stockholders' Equity	20,004	18,420	19,247	17,548

Asset Quality Data:
	December 31,
	2003	2002

Real Estate Owned	$ -	$ 397
Non-accrual Loans	-	2,363
Total Non-performing Assets	$ -	$ 2,760

Allowance for Loan Losses	$ 2,011	$ 2,242
% of Total Loans	1.27%	1.36%

Net Charge-offs Quarter to Date	$ 4	$ 315
Net Charge-offs Year to Date	$ 1,072	$ 370

-more-

Guaranty Financial Corporation
Regulatory Capital at December 31, 2003

	Actual	Actual	Amount	Percent	Excess
	Amount	Percentage	Required	Required	Amount

Leverage Ratio	$20,213	10.27%	$ 7,873	4.00%	$12,340

Tier 1 Risk Based Capital	$20,213	12.68%	$ 6,376	4.00%	$13,837

Total Risk Based Capital	$22,206	13.93%	$12,753	8.00%	$ 9,453

Guaranty Bank
Regulatory Capital at December 31, 2003

	Actual	Actual	Amount	Percent	Excess
	Amount	Percentage	Required	Required	Amount

Leverage Ratio	$19,929	10.12%	$ 7,877	4.00%	$12,052

Tier 1 Risk Based Capital	$19,929	12.50%	$ 6,377	4.00%	$13,552

Total Risk Based Capital	$21,923	13.75%	$12,755	8.00%	$ 9,168

Selected Operating Data:
	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Net Interest Income	$ 2,214	$ 2,174	$ 8,518	$ 8,699
Loan Loss Provision	30	25	841	100
Fee and Other Income	347	358	2,403	1,452
Mortgage Banking Income	156	273	1,419	999
Gain (loss) on Sale of Assets	-	35	29	(6)
Non-interest Expense	1,953	2,136	8,690	8,467
Provision for Income Taxes	231	212	892	814
Net Income	503	466	1,946	1,763
Diluted Earnings Per Share	0.25	0.23	0.97	0.89

Contact: Tara Y. Harrison, Vice President and CFO  (434) 970-1168

                            or

                William E. Doyle, Jr., President and CEO (434) 970-1100

###